Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

August 2, 2021

The Timken Company

4500 Mount Pleasant Street NW

North Canton, Ohio 44720

Re:	Registration Statement on Form S-3 Filed by The Timken Company

Ladies and Gentlemen:

We have acted as counsel for The Timken Company, an Ohio corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a continuous or delayed basis, by the Company of an indeterminate amount of: (i) shares of common stock, without par value, of the Company (the “Common Stock”); (ii) shares of Class I Serial Preferred Stock, without par value, of the Company (the “Class I Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock; (iii) shares of Class II Serial Preferred Stock, without par value, of the Company (together with the Class I Preferred Stock, the “Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for Common Stock; and (iv) debt securities of the Company (the “Debt Securities”), in one or more classes or series, in each case, as contemplated by the Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Common Stock, the Preferred Stock and the Debt Securities are collectively referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The shares of Common Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.

The shares of Preferred Stock, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

3.

The Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

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The Timken Company

August 2, 2021

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof) and, as applicable, the Company’s Amended Articles of Incorporation (the “Articles of Incorporation”) and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities that consist of shares of capital stock, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (vi) all Securities will be issued in compliance with applicable federal and state securities laws; and (vii) the Indenture (as defined below) will be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company.

With respect to any Securities consisting of shares of Preferred Stock, we have further assumed that the Company will issue and deliver the shares of Preferred Stock being issued and delivered after the filing with the Secretary of State of the State of Ohio of a certificate of amendment to the Articles of Incorporation, approved by us, establishing the designations, preferences and rights of the series of the shares of Preferred Stock being issued and delivered.

With respect to any Securities consisting of any series of Debt Securities, we have further assumed that: (i) an indenture with respect to such Debt Securities will have been authorized, executed and delivered by the Company and the applicable trustee in a form approved by us (the “Indenture”), and the Indenture will be qualified under the Trust Indenture Act of 1939; (ii) such Debt Securities will have been issued pursuant to the Indenture; (iii) all terms of such Debt Securities not provided for in the Indenture will have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if

The Timken Company

August 2, 2021

applicable, executed and delivered by the Company and the applicable trustee; and (iv) such Debt Securities will be executed, authenticated, issued and delivered in accordance with the provisions of the Indenture.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day